Exhibit 10(a)

                      RETIREMENT AGREEMENT


     This Retirement Agreement entered into this 31st day of August, 1996 by and between Andal Corp., a New York corporation, having offices at 909 Third Avenue, New York, New York 10022 ("Andal"); Andrew J. Frankel ("AJF") and Alan N. Cohen ("ANC").

     WHEREAS, AJF is Chairman of the Board and Chief Executive
Officer of Andal, and ANC is the President of Andal and AJF and ANC wish to resign their positions and retire as officers of Andal upon execution of this Agreement;

     WHEREAS, the principal executive offices of Andal are presently located at 909 Third Avenue, New York, New York 10022 and Andal leases such space under a lease (the "Lease") expiring on September 29, 1998 (the "New York Premises");

     WHEREAS, Andal intends, upon the resignation of AJF and ANC, to transfer its principal executive offices to the principal executive offices of its subsidiary in New Jersey, Multi-Arc
Inc., and will no further need the New York Premises;

     WHEREAS, the termination of the Lease of the New York Premises prior to its expiration and the payment of severance to the employees who are working there will constitute a substantial economic burden to Andal, and Andal desires to provide reasonable transition arrangements for its employees based in New York; and

     WHEREAS, AJF and ANC are willing, upon their retirement, to maintain offices at the New York Premises and are willing to retain the existing support staff in a manner which will result in the least disruption to the staff in their employment;

     NOW, THEREFORE, the parties hereto agree as follows:

          1. New York Premises. Andal agrees to continue to make all payments falling due under the Lease and to pay all utilities and other office expenses associated with the New York Premises until the expiration of the Lease on September 29, 1998.

          2. New York Employees. Until the presently scheduled expiration of the Lease without any renewals or extensions, Andal agrees to pay salaries of the existing employees, except AJF and ANC, in New York (the "New York Employees"), and as may come due in the ordinary course of business and maintain the existing level of benefits presently paid to such New York Employees, excepting health insurance (which is subject to Section 4), and will allow AJF and ANC to direct the New York Employees as if they were employees of AJF and ANC in any line of business not competitive with Andal and its subsidiaries as AJF and ANC shall, in their discretion, determine. It is expected that Michael Huber will join Multi-Arc and
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payment of his salary, benefits and all related costs of
employment are not covered by this Agreement. Andal agrees that all outstanding stock options granted to the New York Employees shall, notwithstanding anything to the contrary set forth in any of the instruments granting such options, immediately vest and be exercisable on September 30, 1998. Andal shall prepare and execute all necessary documents and make all necessary filings in order to effectuate the terms of the preceding sentence. Andal hereby agrees that the New York Employees shall be third party beneficiaries of Andal's obligations with respect to such options.

          3. Reimbursement. AJF and ANC, jointly and not severally, shall reimburse Andal monthly for its actual out-of-pocket costs of paying the salaries of the New York Employees
(including all taxes imposed upon Andal associated with such employment) and the actual out-of-pocket costs of all employee benefits (except health insurance) and shall also reimburse Andal for all of its payments under the Lease accruing after August 31, 1996 and all utility payments, office expenses and any other payments made by Andal to maintain the New York Premises after August 31, 1996 until the Lease expiration.

          4. Health Insurance. Andal agrees to maintain, at its own expense, a health insurance policy uniformly applicable to all of its New York Employees, providing benefits consistent with the benefits presently available to the employees of Andal.

          5. Issuance of Common Stock. Andal shall issue 32,500 shares of its restricted common stock each to AJF and ANC or in such names as they shall direct. Both AJF and ANC understand that these shares of stock will not have been issued pursuant to a registration statement and cannot be sold or otherwise transferred without a registration statement being effective with respect to such shares unless sold pursuant to an exemption from the requirement of registration. The shares will bear legend to this effect. At the request of either AJF or ANC, Andal will use its best efforts to register these shares for public sale in connection with other registration and public offering of its shares.

          6.  Special treatment of Mary Lou Holcombe.   After
termination of the Lease, Andal shall continue to provide Mary Lou Holcombe until age 65 with health insurance coverage providing benefits consistent with the benefits presently available to the principal executive employees of Andal.

          7. Post Retirement Benefits of AJF and ANC. During the remainder of their lives, Andal will provide to AJF and ANC life insurance in the face amounts

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presently provided  (including those policies listed on Schedule
A hereto) and health insurance providing benefits consistent with the benefits presently available to the principal executive employees of Andal. Andal will also continue to pay costs of letter of credit guarantees (in the amount of $829,869.88) presently in effect until September 29, 1998, at which time Andal will use its best efforts to replace the letters of credit with other security. Thereafter, AJF and ANC will not be obligated to renew their guarantees. So long as such letter of credit guarantees are in effect, Andal shall pay an aggregate guarantors' fee of 2% of the undrawn amount of such letters of credit per annum to the guarantors in such proportions as AJF and ANC shall direct.

          8. Deferred Compensation. Andal acknowledges that as of August 31, 1996 it owes as deferred compensation $288,935.40 to AJF and $288,935.40 to ANC. Within ten (10) days from the date hereof, Andal shall pay AJF and ANC $150,000 each of such amounts owing, and shall pay the balance in monthly installments of $10,000 to each of AJF and ANC. Notwithstanding the foregoing, (a) in the event that Andal receives additional cash proceeds from the sale of real property assets or claims related to real property, such cash proceeds shall be applied pro rata to reduce the outstanding amount of the deferred compensation and
(b) in the event that AJF and ANC do not reimburse Andal as required under paragraph 3 above, Andal may apply any or all amounts due as deferred compensation as an offset to their reimbursement obligation.

          9. First Refusal. If at any time prior to December 31, 1997 any offer shall be made to AJF and/or ANC by a third party to purchase or to tender for purchase all or a major portion of their shares of common stock in Andal, and as a result of such purchase there would be a significant likelihood of a change in control of Andal, then AJF and/or ANC before accepting such offer or making such tender shall first offer their shares of common stock for sale to Andal at the same price and on the same terms offered for a period of 30 days and if Andal shall accept this offer (which acceptance may not be a partial acceptance), Andal shall purchase the shares for cash within a period of not more than 90 days. AJF and ANC agree that if at any time prior to December 31, 1997 an offer to purchase or otherwise acquire Andal, through merger, consolidation, sale of assets or otherwise, is presented to the Board of Directors of Andal, neither AJF nor ANC will vote in favor of any such offer if Andal, within thirty (30) days of a request from AJF and ANC, purchases all of the shares of Andal owned by AJF and ANC for cash consideration equivalent to that which they would have received if Andal were acquired.

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          10.  Miscellaneous.  This Agreement constitutes the
entire agreement between the parties hereto relating to the subject matter hereof. Should any dispute arise under the terms of this Agreement, the parties shall give notice thereof to the other parties at the addresses set forth at the head of this Agreement or at such other address as each party shall be advised of in writing in accordance with the notice provisions of this Agreement. Should any dispute arise pursuant to this Agreement, the parties agree that the dispute shall be resolved by arbitration before the American Arbitration Association in New York in accordance to the rules of that organization. In connection with all actions that may be brought in connection with the resolution of disputes under this Agreement, each party agrees to accept service by certified mail, return receipt requested, and waives trial by jury. This Agreement shall be governed by the laws of the State of New York.


     IN WITNESS WHEREOF, the undersigned have signed or caused their duly authorized corporate officer to sign this Agreement as of the date written above:

                         ANDAL CORP.


                         ANDREW J. FRANKEL
                    By:__________________________________________
                         Andrew J. Frankel, Chairman of the Board



                         ANDREW J. FRANKEL
                         ________________________________________
                         Andrew J. Frankel
                                  Andrew J. Frankel



                         ALAN N. COHEN
                         ________________________________________
                         Alan N. Cohen








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